Exhibit 24(b)(13)


                             SUBSCRIPTION AGREEMENT



                                                  John McStay Investment Counsel
                                                  5949 Sherry Lane, Suite 1560
                                                  Dallas, Texas 75225


                                                               December 11, 1996


Brazos Mutual Funds
5949 Sherry Lane, Suite 1560
Dallas, Texas 75225

Gentlemen:

         John McStay Investment Counsel hereby agrees to purchase 10,000 shares of beneficial interest (the "Shares") of BRAZOS MUTUAL FUNDS (the "Fund") at $10 per share for an aggregate of $100,000. Such purchase is allocated between the Fund's two series of shares as follows: 5,000 shares of the BRAZOS/JMIC Small/Emerging Growth Portfolio and 5,000 shares of the BRAZOS/JMIC Real Estate Securities Portfolio. The Fund, by its acknowledgement below, acknowledges receipt of funds in the amount of $100,000 in full payment of the Shares.

         I further advise that in making this purchase, which represents the initial capital of BRAZOS MUTUAL FUNDS, such purchase is for investment purposes only and without any present intention of further distributing such shares or presenting them for redemption or repurchase.



                            /s/John McStay
                     John D. McStay, General Partner
                     John McStay & Associates, General Partner
                     John McStay Investment Counsel


Attest:                        BRAZOS MUTUAL FUNDS



Adrianne Z. Davis            By:  Daniel Hockenbrough
                                  Daniel Hockenbrough
                                  President and Treasurer




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